Exhibit 10.38

TERM SHEET

Hall of Fame Resort & Entertainment Company

Private Placement of

Series B Convertible Preferred Stock and
Warrants to Purchase Common Stock

This term sheet, dated as of January 28, 2021 (this “Term Sheet”), between Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), and IRG, LLC, a Delaware limited liability company (the “Investor”), is a binding and enforceable agreement for the principal terms of the Company’s sale to Investor of the Company’s Series B Convertible Preferred Stock (defined below) and Warrants (defined below) to purchase shares of Common Stock (defined below) (the “Transaction”).

Issuer:	The Company

Purchaser:	The Investor

Investment Amount:	At least $15,000,000.00

Securities:

Units (the “Units”), each consisting of (i) one share of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and (ii) a number of warrants equal to (0.5 * Unit Price) / Common Stock Value (the “Warrants”).

Each Warrant will be exercisable to purchase one share of our common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $6.90 per share of Common Stock. Each Warrant is exercisable from the Closing Date through the third anniversary of the Closing Date.

The Series B Preferred Stock and the Warrants comprising the Units will separate upon the closing of the Transaction and will be issued separately but may be purchased only as a Unit.

Purchase Price:	The purchase price per Unit shall be $1,000.00 (the “Unit Price”).

Common Stock Value	The “Common Stock Value” shall be the Nasdaq Official Closing Price (as reflected on Nasdaq.com) on the trading day immediately preceding the day the Company publicly files an S-1 Registration Statement.

Closing Date:	The closing date of the Transaction shall occur no later than February 26, 2021 (the “Closing Date”).

Ranking:	At the Closing, the Series B Preferred Stock shall rank pari passu with any of the Company’s preferred stock issued prior to the Transaction (“Parity Preferred Stock”) and senior to the Company’s Common Stock, with respect to dividends, liquidation and dissolution.

Dividend Rights:	Dividends will accrue on the Series B Preferred Stock at a rate of 7% per annum, payable whenever funds are legally available and when and as declared by the Company’s Board of Directors, with (i) 4% per annum payable in cash at the end of each quarter (“Cash Dividend”), and (ii) 3% per annum payable, at the election of Investor, in cash or in shares of the Company’s Common Stock at a price equal to the Common Stock Value (“PIK Dividend”). Such dividends shall be non-cumulative. Cash Dividends shall be payable annually in arrears. PIK Dividends shall be issued when all outstanding shares of Series B Preferred Stock have converted into shares of Common Stock. For purposes of clarity, no Warrants will be issued in connection with issuance of PIK Dividends. Dividends accrued and payable on the Series B Preferred Stock will be paid in preference to any dividends accrued or payable on the Common Stock.

Permissive Conversion:

Each share of Series B Preferred Stock will be convertible, at any time at the option of the holder, into a number of shares of Common Stock equal to:

Unit Price plus accrued and unpaid dividends

Common Stock Value

Automatic Conversion:

On the third anniversary of the Closing Date, each remaining outstanding share of Series B Preferred Stock shall be automatically converted, into a number of shares of Common Stock equal to:

Unit Price plus accrued and unpaid dividends

Common Stock Value

Adjustments Upon Recapitalizations:	In the event of any stock dividends, stock splits, subdivisions, combinations, or similar events, an adjustment will be made such the holders of the Series B Preferred Stock will hold the same relative ownership position (including, on an “as converted basis”) after such action as they had immediately prior to such action.

Voting Rights:	Holders of the Series B Preferred Stock shall not have any voting rights except as required by law. To the extent that voting rights otherwise required by law can be waived or released, such voting rights are hereby waived and released.

Nasdaq Compliance	To the extent Nasdaq or Nasdaq staff advise that the Transaction requires shareholder approval under Nasdaq listing rule 5635(d), the parties shall negotiate in good faith to revise the terms of the Transaction so that shareholder approval is not required under Nasdaq listing rule 5635(d).

Closing Conditions	It is a condition to the Company’s obligation to close the Transaction that: (i) Nasdaq staff agree no shareholder approval is required, and (ii) any consent required under the Company’s Term Loan Agreement dated December 1, 2020 or Note Purchase Agreement, dated July 1, 2020, is obtained.

Transaction Documents:	The investment in the Series B Preferred Stock shall be made by the Investor pursuant to a Securities Purchase Agreement and other related documents, which agreements shall contain, among other things, appropriate representations, warranties and covenants (all such documents, together with the Securities Purchase Agreement, collectively, the “Transaction Documents”).

Expenses:	Each party will pay its own expenses related to this Transaction.

Governing Law:	Delaware

Binding Provisions:	This Term Sheet is a binding agreement, unless and until superseded by Transaction Documents.

Assignability	Investor may assign this agreement to an affiliate in its discretion.

Confidentiality	Unless both parties agree otherwise, the terms and conditions described in this Term Sheet, including the fact of its existence, shall be confidential information and shall not be disclosed to any third party, prior to the Company’s disclosure of the Transaction in any filing with the Securities and Exchange Commission. If any party determines that it is required by law to disclose information regarding this Term Sheet or to file this Term Sheet with any governmental or quasi-governmental authority, it shall, a reasonable time before making any such disclosure or filing, consult with the other party regarding such disclosure or filing.

Counterparts	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

Expiration:	This Term Sheet will expire unless signed by the Investor and the Company on or before January 29, 2021.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above mentioned.

INVESTOR

IRG, LLC

By:	/s/ Richard H. Klein
Name:	Richard H. Klein
Title:	Chief Financial Officer

THE COMPANY

Hall of Fame Resort & Entertainment Company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

Signature Page to Term Sheet